Exhibit 10.58
WARRANT PURCHASE AGREEMENT
     This Warrant Purchase Agreement, dated effective as of July 13, 2009 (the “Agreement"), is entered into by and between Oculus Innovative Sciences, Inc., a Delaware corporation (the "Company”), and Dawson James Securities, Inc. (“DJSI”).
RECITALS
     A. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the engagement letter between the Company and DJSI dated April 10, 2009, as amended July 2, 2009 and July 10, 2009 (as amended, the “Engagement Letter Agreement”).
     B. The Company and DJSI desire to set forth in this Agreement the terms and conditions of the warrant to be issued by the Company to DJSI upon the closing of the Registered Placement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1. Issuance of Warrant. Upon closing of the Registered Placement, the Company will issue DJSI a 5-year warrant to purchase 10.0% of the Common Stock sold in the Registered Placement (the “DJSI Warrant”).
2. Exercise Price. The exercise price of the DJSI Warrant shall be 125% of the price of the Units issued to the investors in the Registered Placement.
3. Term. The DJSI Warrant shall not be exercisable or convertible more than five years from the effective date of the Registered Placement.
4. Similar Terms. Except as provided in this Agreement, the DJSI Warrant shall be identical to the warrants issued in the Registered Placement.
5. Registration Rights. The DJSI Warrant shall not have any demand or piggyback registration rights.
6. Anti-dilution Rights. (a) The DJSI Warrant shall not have anti-dilution terms that allow DJSI and related persons to receive more shares or to exercise at a lower price than originally agreed upon at the time of the Registered Placement when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event. (b) The DJSI Warrant shall not have anti-dilution terms that allow DJSI and related persons to receive or accrue cash dividends prior to the exercise or conversion of the DJSI Warrant.
7. Non Transfer. FOR A PERIOD OF SIX MONTHS AFTER THE ISSUANCE DATE OF THE DJSI WARRANT (WHICH SHALL NOT BE EARLIER THAN THE CLOSING

DATE OF THE REGISTERED PLACEMENT), NEITHER THE DJSI WARRANT NOR ANY WARRANT SHARES ISSUED UPON EXERCISE OF THE DJSI WARRANT SHALL BE (A) SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR (B) THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THE SECURITIES BY ANY PERSON FOR A PERIOD OF 180 DAYS IMMEDIATELY FOLLOWING THE DATE OF EFFECTIVENESS OR COMMENCEMENT OF SALES OF THE REGISTERED PLACEMENT, EXCEPT THE TRANSFER OF ANY SECURITY AS PERMITTED BY THE FINRA RULES.
6. Engagement Letter Agreement. Except as amended by this Agreement, the terms of the Engagement Letter Agreement remain in full force and effect.
7. Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed under the laws of the State of Delaware applicable to contracts made in and to be performed entirely within the State of Delaware.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

OCULUS INNOVATIVE SCIENCES, INC.
By:	/s/ Robert E. Miller
Robert E. Miller
Chief Financial Officer

DAWSON JAMES SECURITIES, INC.
By:	/s/ Joseph E. Balagot
Joseph E. Balagot
Senior Managing Director